Exhibit 4 6-K July 2002

                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")
              Vancouver, BC , 2002. TSX Venture Exchange Symbol TRD
                              FOR IMMEDIATE RELEASE
                         COMPLETION OF PRIVATE PLACEMENT

The Company has completed the previously announced private placement. Triband has received final approval from the TSX Venture Exchange for the issuance of 850,000 units consisting of one common shares at a deemed price of $0.23 and one common share purchase warrant, exercisable into one common share at $0.30 per share until June 5, 2004.

A finder's fee of 45,000 units was paid to Solitaire Management in connection with this private placement.

Insiders who who have participated in this private placement are:

G.F. Consulting Corp., - principal Gary Freeman, 200,000 units.

These shares are subject to a four month hold period.

ON BEHALF OF THE BOARD
"GARY FREEMAN"
President

For further information, please contact Gary Freeman at (604) 331-0096.

THE TSX Venture Exchange HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE